Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information and to the inclusion of our report on Stock Split Index Fund dated June 27, 2014 in this Registration Statement (Form N-1A, SEC File No. 333-197273) of USCF ETF Trust.

/s/Spicer Jeffries LLP

Greenwood Village, Colorado

June 27, 2014